Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made this 8th day of June, 2007, by and between BUSINESS TRAVEL COALITION, INC., a Pennsylvania corporation, with its principal place of business at 214 Grouse Lane, Suite 210, Radnor, PA 19087 (hereinafter called “Consultant”) and FLO CORPORATION, a Delaware corporation with its principal place of business at 12413 Willows Road NE, Suite 300, Kirkland, WA 98034 (hereinafter called “Client”). Client and Consultant are hereinafter sometimes referred to collectively as the “Parties.” This Agreement shall be effective as of March 1, 2007 (the “Effective Date”).

ARTICLE I

SCOPE OF DUTIES AS INDEPENDENT CONTRACTOR INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

1.1 Consultant agrees to provide the following services to Client (the “Services”): a) endorse Client’s Registered Traveler (“RT”) program within the North American and global marketplaces for commercial air transportation services; b) advise Client executives on travel industry and RT issues, threats, opportunities and strategies; c) assist in Client’s FLO Alliance program rollout at Huntsville International Airport and in general marketing, sales and public relations support thereafter; d) develop and execute a strategic communications plan, for use with external public, which includes media relations, press releases and media events; e) leverage Consultant’s relationships with industry / government organizations such as airlines, ATA, ACTE and TSA to favorably influence their policies and programs in support of RT and Client’s RT program; f) conceptualize, implement and manage Client’s FLO Customer Advisory Council; g) provide complimentary memberships in Consultant’s BTC Membership Plans to Client’s travel and sourcing executive customers; h) provide prominent Client sponsorship “signage” on the Consultant’s (BTC) Internet home page; i) produce a Client-branded aviation security newsletter for airport executives around the world; j) seek unique cause-related marketing opportunities such as a war veterans Client program; and k) such other services as are reasonably requested by Client and are within the field of knowledge and expertise of Consultant.

1.2 Consultant shall represent itself as Client’s strategic adviser Consultant will not subcontract or otherwise delegate performance of the Services to third parties.

1.3 Consultant shall take direction from Client’s designated staff.

ARTICLE II

COMPENSATION

2.1 Client shall pay Consultant a monthly fee (the “Fees”) for Services rendered under this Agreement during the effective time of the Agreement, payable as follows:

a) $10,000 per month during the Consulting Period, payable within 15 days from Client’s receipt of invoice from Consultant; and

b) Subject to approval by Client’s board of directors, Client will grant Consultant a warrant to purchase such number of shares of Client’s common stock and at an exercise price as agreed by the Parties. If the Parties fail to agree to such number of shares and exercise price, or if Client’s board of directors fails to approve such warrant, before August 31, 2007, then Client shall pay Consultant an additional $10,000 per month from the Effective Date and during the Consulting Period, payable within 15 days from Client’s receipt of invoice from Consultant.

2.2 Monthly invoices shall be payable in 15 days Client will reimburse Consultant for reasonable, out-of-pocket business expenses incurred in connection with the Services on a monthly basis, not to exceed $1,000 per month unless pre-approved by Client, and provided appropriate back up documentation and receipts are submitted to Client Consultant will be responsible for all travel expenses unless pre-approved by Client.

2.3 Consultant and Client acknowledge that Consultant is being retained by Client under this Agreement as an independent contractor and not as an employee of Client. Client shall not withhold any local, state, US federal or other national government income tax, social security tax or other assessment, or taxes from the sums due to Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the Services and Fees under this Agreement Consultant is not authorized to make any representation, contract or commitment on behalf of Client unless specifically requested or authorized in writing to do so my an officer of Client.

ARTICLE III

TERM OF AGREEMENT

3.1 This Agreement is effective as of the Effective Date set forth above and will continue until February 28, 2010, unless earlier terminated in accordance with the provisions of this Article III.

3.2 Client or Consultant may terminate this Agreement without cause at any time, with termination effective sixty (60) calendar days after delivery to the other Party of written notice of termination.

3.3 Client or Consultant may terminate this Agreement immediately upon the other Party’s material breach of any provision of this Agreement if such material breach is not cured within ten (10) days after the date of such Party’s written notice of breach. Consultant’s failure to perform all of the Services shall be considered a material breach of this Agreement.

3.4 Upon termination of this Agreement for any reason, Consultant will be reimbursed only for expenses that are incurred prior to termination of this Agreement and which are either expressly identified in Section 2.2 or approved in advance in writing by Client. The rights and obligations contained in this Article III and Articles IV, V and VI will survive any termination or expiration of this Agreement.

ARTICLE IV

CONFIDENTIALITY

4.1 “Confidential Information” means a) any technical and non-technical information related to Client’s RT business and current, future and proposed products and services of Client, including for example and without limitation, Client’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information and marketing plans and b) any information that may be made known to Consultant and that Client has received from others that Client is obligated to treat as confidential or proprietary.

4.2 Except as permitted in this Section, Consultant will not use, disseminate or in any way disclose the Confidential Information. Consultant may use the Confidential Information solely to perform Services for the benefit of Client. Consultant will treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case will Consultant use less than reasonable care. Consultant will disclose

Confidential Information only to those of Consultant’s employees or agents who have a need to know such information. Consultant certifies that each such employee or agent will have agreed, either as a condition of employment or service or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant will immediately give notice to Client of any unauthorized use or disclosure of the Confidential Information. Consultant will assist Client in remedying any such unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Client in violation of the proprietary rights of any third party.

4.3 Consultant’s obligations under Section 4 2 will not apply to any Confidential Information that Consultant can demonstrate a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Consultant by Client through no fault of Consultant; b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Consultant by Client; or c) was developed by Consultant or employees of Consultant, as the case may be, independently of and without reference to any Confidential Information communicated to Consultant by Client. A disclosure of any Confidential Information by Consultant (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant will provide prompt prior written notice thereof to Client to enable Client to seek a protective order or otherwise prevent such disclosure.

ARTICLE V

HOLD HARMLESS

5.1 Consultant shall indemnify and hold harmless Client from and against any and all liability, loss, cost, expense, damage, claims or demands on account of injuries to Consultant or any of Consultant’s employees or loss or damage to Consultant’s property or that of Consultant’s employees, arising out of or resulting in any manner from or occurring in connection with Consultant’s negligent or reckless performance of services hereunder, except for such losses arising out of Client’s gross negligence or reckless acts or omissions.

5.2 Client shall defend, indemnify and hold Consultant harmless from and against all liability, demands, damages, expenses and losses, including reasonable attorneys’ fees, arising out of the use by Client of advice, opinions, or information furnished by Consultant under this contract, except for such losses arising out of Consultant’s gross negligence or reckless acts or omissions.

ARTICLE VI

MISCELLANEOUS

6.1 Consultant hereby declares and agrees that it is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as the agent or employee of Client; that Consultant shall be solely responsible for all matters relating to payment of social security and withholding and to complying with all other federal, state and local laws, rules and regulations governing such matters; and that Consultant shall be responsible for Consultant’s own acts during the performance of Consultant’s obligations under this Agreement.

6.2 This Agreement constitutes the entire understanding of the Parties with respect to the matters contained herein and supersedes any prior written or oral agreements made by the Parties. The Parties agree and acknowledge that no representations or agreements have been made other than those contained herein.

6.3 The Parties expressly agree and acknowledge that the covenants and provisions set forth herein are reasonable and fair in view of the nature, scope and size of the business activities involved and the responsibilities and duties of Consultant with respect to the conduct of those activities. The Parties agree that a court of competent jurisdiction may amend or modify the provisions of this Agreement as may be required to make each provision enforceable in accordance with the intent of the Parties.

6.4 This Agreement will be governed in all respects by the laws of the State of Delaware, as such laws are applied to agreements entered into and to be performed entirely within Delaware between Delaware residents. Each provision contained herein is an independent and severable agreement between the Parties. Should one or more provisions be deemed invalid, unlawful or unenforceable, each and every other provision shall remain in effect and shall be enforceable by the Parties.

6.5 The Parties agree and acknowledge that the rights created by this Agreement shall not be modified or waived, nor deemed to be modified or waived, in the absence of a writing expressly indicating the existence of such waiver, which is signed by the party whose rights and/or duties are intended to be modified or waived.

6.6 The waiver or failure to enforce any provision in this Agreement by either party shall not operate or be construed as consent to any breach by the other party, or as a modification of this Agreement.

6.7 Neither Party shall be deemed to be the draftsman of this Agreement. This Agreement may be executed in counterparts, each of which when taken together shall constitute one agreement binding on each party, notwithstanding that each party is not a signatory to the same counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

FLO CORPORATION

By:	/s/ Luke Thomas 6-11-07
Luke Thomas, Executive Vice President

BUSINESS TRAVEL COALITION, INC.

By:	/s/ Kevin Mitchell 6-8-07
Kevin Mitchell, Chairman